EXHIBIT 41

                         COURT OF COMMON PLEAS
                         CUYAHOGA COUNTY, OHIO


 FIRST UNION REAL ESTATE EQUITY   )   CASE NO. 347063
 AND MORTGAGE INVESTMENTS,        )
                                  )   JUDGE McGINTY
                 Plaintiff,       )
                                  )   DEFENDANTS' RESPONSE TO
       v.                         )   PLAINTIFF'S MOTION TO DISMISS
                                  )   COUNTS I, II, III, IV & V OF
 GOTHAM PARTNERS, L.P., et al.,   )   GOTHAM'S COUNTERCLAIM
                                  )   -----------------------------
                 Defendants.      )


                           INTRODUCTION
                           ------------

      First Union Real Estate Equity And Mortgage Investment's ("First Union") Motion To Dismiss Counts I, II, III, IV, and V ("Motion to Dismiss") of Gotham L.P. I and Gotham L.P. II's (together, "Gotham") Amended Answer and Counterclaim ("Counterclaim") demonstrates why this Court should stay this action in favor of the related action pending in federal court. As First Union's Motion to Dismiss demonstrates, this Court lacks jurisdiction over Counts I, II, and III of the Counterclaim. Therefore, it cannot dispose of all the issues and should stay the case.

      To the extent First Union seeks dismissal of Counts IV and V of Gotham's Counterclaim, First Union's Motion to Dismiss is utterly without merit. First Union mischaracterizes Count IV by asserting that the claim is based solely on First Union's bringing this action. In addition, First Union distorts the language of its own Declaration of Trust in a desperate, but vain, attempt to demonstrate that Gotham lacks voting rights. Similarly, First Union mischaracterizes Count V as a derivative claim when it is actually a direct claim. Accordingly, First Union's Motion to Dismiss should be denied as to Counts IV and V.

                              FACTS
                              -----

      Gotham is the largest shareholder of First Union, owning approximately 9.0% of First Union's shares. Counterclaim P.P. 69-70. First Union, whose shares are publicly traded on the New York Stock Exchange, does business as a real estate investment trust ("REIT"). Id. at P. 68. REITs are byproducts of the Real Estate Investment Trust Act of 1960, which amended the Internal Revenue Code to offer special tax treatment to such entities. In essence, a REIT is a trust in which investors pool capital for investment in real estate or in real estate mortgage loans.

      First Union was an attractive investment to the Gotham Partnerships in part because it is one of only a few REITs in the United States known to have what is called a "paired-share" structure. Counterclaim at P. 74. The purpose of the paired-share structure is to allow the shareholders to participate in the economic benefits from the ownership and the operations of certain real-estate-intensive operating businesses (such as hotels, gaming, golf, health care, etc.). Id. Non-paired-share REITs are prohibited from investing in operating businesses, and, as a result, their shareholders do not enjoy the economic benefits of operating company ownership. Id. In 1984, Congress added a provision to the Internal Revenue Code barring the further adoption by REITs of this valuable paired-share structure, but grandfathering those paired-share REITs already in existence. Id. Therefore, First Union's paired-share structure, in the Gotham Partnerships' opinion, gives it a significant competitive advantage over other REITs.

      In view  of its  multi-million  dollar  investment  in  First
Union stock, Gotham commenced efforts in mid-1997 to meet with First Union's management to express concerns about First Union's relatively poor financial performance in comparison to that of other paired-share REITs. Counterclaim at P.P. 77-80. When First Union's management rebuffed all efforts by Gotham to discuss their concerns about First Union's poor performance, Gotham determined that the only way it could have its concerns fairly addressed would be to mount a proxy contest over the strategic direction of First Union. Gotham proposed electing three of Gotham's nominees to replace incumbent trustees, expanding the Board of Trustees by adding six new positions, and electing Gotham's nominees to these positions. Counterclaim at P. 85. Simply put, Gotham believes that First Union is poorly managed, and wants to petition its fellow shareholders to put in place a management team that is capable of capitalizing on First Union's highly favorable paired-share structure.

      First Union's entrenched management has engaged in a series of acts in violation of its own Declaration of Trust and the proxy rules contained in Section 14(a) of the Securities Exchange Act of 1934 and the related SEC Proxy Rules, 17 C.F.R. ss. 240.14a (collectively, the "34 Act"), in an effort to derail Gotham from mounting a proxy contest in connection with First Union's upcoming annual meeting, which is scheduled for April 14, 1998. Among its unlawful efforts to deprive Gotham of its rights under the Declaration of Trust, First Union has harassed Gotham and its limited partners by repeatedly submitting to them redundant and irrelevant requests for highly sensitive information, premising its claimed right to such information on unfair, unreasonable, and illegal interpretations of its Declaration of Trust and By-Laws. Counterclaim at P.P. 81-84. Contrary to First Union's allegations, Gotham has complied with all reasonable requests for information, has turned over all information which it is required to turn over, and is in full compliance with First Union's Declaration of Trust and By-Laws. Id. at P.P. 82, 86 & 122; see also id. at P. 66 (seeking a declaration that Gotham is in full compliance with the Declaration of Trust and By-Laws).

      Moreover, First Union's requests are not in any way related to preserving its status as a REIT under federal law. Gotham's alleged failure to turn over the names of its limited partners in no way threatens First Union's status as a REIT. In any case, Gotham has offered to turn over this information to First Union if First Union will agree to certain confidentiality conditions; First Union has refused to accept it.

      First Union has also engaged in a concerted campaign to attack Gotham's proposals through press releases. Id. at P. 87. In addition, it advised Gotham that its proposal and nominees failed to meet the qualifications and requirements set forth in the Declaration of Trust and By-Laws. Id. at P. 88. However, it failed to explain how the Declaration and By-Laws were violated. Id.

      This action, which First Union filed on January 16, 1998, is part and parcel of First Union's illegal efforts to thwart the Gotham's rights under the Declaration of Trust and federal proxy law. Id. at P. 90. First Union seeks in this action to apply its By-Laws in a discriminatory manner that would strip Gotham's multi-million dollar investment in First Union of its value by working a forfeiture of Gotham's voting and stockholder rights and right to dividends. Id.

      Gotham removed this action to federal court on diversity grounds. In fact, First Union is a business trust with citizenship in many states, not realizing that any limited partners of its limited partners which themselves were limited partnerships, had citizenship in Ohio. When Gotham discovered that it had such "second-tier" limited partners, it disclosed that fact, but believed that it did not preclude diversity jurisdiction. Judge Aldrich ruled otherwise and remanded the case for lack of complete diversity. While the case was pending in federal court, Gotham filed its Counterclaim, stating claims for relief under federal and state law, including claims under the '34 Act over which the federal court has exclusive jurisdiction.

      Contrary to First Union's suggestion, Gotham has not refused to voluntarily dismiss Counts I, II, and III, which state claims under the '34 Act. After Judge Aldrich remanded this action, counsel for First Union contacted counsel for Gotham to see if Gotham would voluntarily dismiss these counts. Gotham's counsel responded that it would get back to First Union on this matter after consulting with Gotham. Before Gotham's counsel could do so, however, First Union filed this Motion to Dismiss. In any case, such a voluntary dismissal is unnecessary because this Court completely lacks jurisdiction over these claims.

                          LAW & ARGUMENT
                          --------------

I.    PRECISELY  BECAUSE  THIS  COURT  LACKS   JURISDICTION  OVER
      GOTHAM'S FEDERAL CLAIMS, THIS COURT SHOULD STAY THIS ACTION.
      -----------------------------------------------------------

      Counts I, II, and III of Gotham's Counterclaim state claims under the '34 Act. As First Union correctly observes, the federal courts have exclusive jurisdiction over these claims. 15 U.S.C. ss. 78aa . Gotham does not dispute that this Court lacks subject-matter jurisdiction over these claims. (FN1)

[FN]
1 The fact that the federal court has exclusive jurisdiction over these claims does not preclude this Court from considering Gotham's defenses based on the '34 Act. See Weiner v. Shearson, Hammill & Co., Inc., 521 F.2d 817, 822 (9th Cir. 1975) (attached as Exhibit A). First Union has not moved to strike any of Gotham's affirmative defenses under the '34 Act.

      In fact, it is precisely because this Court lacks jurisdiction over these claims that this Court should stay this action. As Gotham demonstrated in its Motion to Stay, under Ohio law a court which cannot dispose of all the issues in a case should stay the action in favor of an action in a court which can dispose of all the issues. State ex rel. Zellner v. Board of Education of City of Cincinnati (1973), 34 Ohio St.2d 199, 297 N.E.2d 528. As First Union has so astutely pointed out, it is the federal court which has jurisdiction to dispose of all the claims in this case. In addition, the federal court has greater familiarity with these types of issues. Therefore, this Court should stay this action in favor of the federal action.

II. FIRST UNION'S MOTION TO DISMISS COUNTS IV & V MUST FAIL BECAUSE IT DOES NOT ACCEPT GOTHAM'S ALLEGATIONS AS TRUE, AND INSTEAD TRIES TO ARGUE THE FACTS OF THE CASE.
      ------------------------------------------------------------

      In ruling on a motion to dismiss, the court must accept all the allegation in the complaint as true. Greeley v. Miami Valley Maint. Constr. (1990), 49 Ohio St.3d 228, 229, 551 N.E.2d 981,
982 (citation omitted). In addition, the motion can be granted only if it appears beyond doubt from the complaint that the non-moving party can prove no set of facts entitling it to recover. Id. at 230, 551 N.E.2d at 982-83 (quotation omitted). Despite this, First Union insists on cluttering the record with its dubious challenges to Gotham's factual allegations. For example, First Union incorrectly asserts that Gotham is in breach of its obligations under the Declaration of Trust and the By-Laws. Not only is this incorrect as a matter of fact, it is contrary to Gotham's allegations that it is in full compliance. Counterclaim at P.P. 66 & 86. In ruling on this motion, this Court must disregard First Union's assertions, and accept Gotham's allegations as true.

III.  COUNT IV  STATES  AN  ACTIONABLE  CLAIM  FOR  BREACH  OF THE
      DECLARATION OF TRUST.
      ------------------------------------------------------------

A.    COUNT IV IS NOT BASED SOLELY ON THIS LITIGATION.

      Contrary to First Union's suggestion, Count IV is not based "solely" on First Union's commencement of this action. Rather, as the Counterclaim clearly states, "First Union has initiated litigation and engaged in other tactics through which it seeks to strip [Gotham's] shares of their voting rights." Counterclaim P. 113 (emphasis added). For example, First Union harassed Gotham by sending unreasonable requests for information. Id. at P.P. 81 &
83. In addition, it has attacked Gotham's proposals in press releases and other statements. Id. at P. 87. Finally, First Union informed Gotham that its proposal and nominees failed to comply with the Declaration of Trust and By-Laws, without giving any basis for such a conclusion. Id. at P. 88. It is these and similar actions, including the filing of this litigation, which form the basis for Count IV of the Counterclaim.

B.    FIRST UNION'S ACTIONS VIOLATE THE DECLARATION OF TRUST.

      As Gotham alleges in the Counterclaim, First Union's conduct in seeking to strip Gotham of its rights to vote, submit proposals and nominations at shareholder meetings, and solicit proxies violates the Declaration of Trust. Counterclaim at P.P. 64-66 & Counts IV & VI. Section 5.1 of the Declaration of Trust provides that beneficiaries of record, such as Gotham, "shall be entitled to vote or to receive dividends or otherwise to exercise or enjoy the rights of Beneficiaries." Similarly, Section 7.5 provides that beneficiaries of record "shall be entitled to vote."

      Amazingly, First Union claims that the Declaration of Trust does not entitle Gotham to vote. First Union relies exclusively on the first sentence of Section 7.5, which provides that "[a]t any meeting of the Beneficiaries, any holder of shares entitled to vote thereat may vote in person or by proxy." Standing alone, that might not create such a right. However, the very next sentence of Section 7.5 provides that "[o]nly Beneficiaries of Record shall be entitled to vote." (Emphasis added.) First
Union completely ignores this language, which expressly gives beneficiaries of record a right to vote. (FN2)

[FN]
2 The great irony here is that First Union has the gall to accuse Gotham of misstating the Declaration of Trust, when it is First Union which has taken the language of the Declaration out of context. Did First Union expect that Gotham and this Court would not read Section 7.5 of the Declaration of Trust?

      Gotham has alleged that it is entitled to vote, make proposals and nominations, and solicit proxies. See Counterclaim at P. 66. This Court must accept this allegation as true. In any case, it is indisputable that Gotham is a beneficiary of record. As discussed above, Section 5.1 provides that beneficiaries of record are entitled to vote and receive dividends. Therefore, Gotham is a beneficiary of record and is entitled to vote, make proposals, and solicit proxies under Sections 5.1 and 7.5. As a result, First Union's actions in attempting to deprive Gotham of these rights violate Sections 5.1 and 7.5.

      In summary, First Union's actions, including the filing of this lawsuit, are attempts to strip Gotham of its rights to vote, submit proposals, and solicit proxies. These rights are guaranteed to Gotham by Sections 5.1 and 7.5 of the Declaration of Trust. Therefore, First Union's actions violate Sections 5.1 and 7.5, and Gotham has stated an actionable claim for breach of the Declaration of Trust.

C.    COUNT IV IS SIMILAR TO COUNT VI,  WHICH  FIRST UNION DOES NOT
      SEEK TO DISMISS.

      Count IV of the Counterclaim states claims very similar to those in Count VI of the Counterclaim. In Count IV, Gotham alleges that First Union violated the Declaration of Trust by attempting to strip Gotham of its voting rights. Counterclaim at P.P. 113-14. In Count VI, Gotham seeks a declaration that, inter alia, it is entitled to vote, solicit proxies, and make proposals. Id. at P.P. 121-23. Thus, although these counts seeks different relief, they are based on the same set of operative facts.

      First Union apparently concedes that Count VI states a valid cause of action, because it does not seek to dismiss that claim. However, Counts IV and VI are based on the same course of conduct, i.e., they both allege that First Union is wrongfully attempting to strip Gotham of its rights. If Count VI states a claim, then Count IV states a claim, and Count IV should not be dismissed.

IV.   COUNT  V  ALLEGES  DIRECT  INJURY  TO  GOTHAM  AND  IS NOT A
      DERIVATIVE CLAIM.
      ------------------------------------------------------------

      Contrary to First Union's assertions, Count V of the Counterclaim pleads a direct breach of fiduciary duty claim and direct injury to Gotham. It is well-settled that the general principle limiting shareholders to derivative actions has no application when a shareholder is injured in a way that is "separate and distinct" from an injury to the business entity in question. Crosby v. Beam, 47 Ohio St.3d 105, 107, 548 N.E.2d 217, 219 (1989); Medina v. Perumeti, No. 66732 1994 WL 716539 at
*2 (Ohio Ct. App. 1994) (["W]hen a shareholder claims that he has sustained injuries which are not in common with other shareholders, he may bring an individual action rather than a derivative action") (attached as Exhibit B). In determining whether Gotham's complaint states a derivative or a direct claim, the Court must examine the nature of the injury alleged and give broad construction to the pleading. Crosby, 47 Ohio St.3d at 107.

      Among Gotham's allegations are that First Union has:

      .    "harassed   [Gotham] by sending an unreasonable  written
           request for highly confidential information about the makeup of [Gotham]," Counterclaim at P. 81;

      .    "made  further unreasonable  information  requests," id.
           at P. 83;

      . did not make similar requests for information "to other entities similar in nature," id. at P. 84;

      . "[i]n response to [Gotham's] proposal and nominees, launched a concerted campaign to solicit shareholders by issuing press releases attacking the proposal," id. at P. 87;

      .    "initiated   litigation  and  engaged  in other  tactics
           through which it seeks to strip [Gotham's] shares of their voting rights," id. at P. 113;

      .    "authoriz[ed]   litigation  against  [Gotham]  aimed  at
           prohibiting a shareholder vote on [Gotham's] proposal," id. at P. 118(b); and

      .    "attack[ed]    [Gotham's]   nominations   and   proposal
           through unlawful proxy solicitations and through a baseless notice of deficiency," id. at P. 118 (a).

      As can be seen, the gravamen of Gotham's breach of fiduciary duty claim clearly is that Gotham is suffering distinct and direct injury at the hands of a discriminatory entrenchment scheme by First Union's management and Trustees. The cases cited by First Union do not compel a different result here. For example, in Grand Council of Ohio v. Owens (1993), 86 Ohio App.3d 215, 620 N.E.2d 234, relied upon heavily by First Union, the court held that a claim was derivative because the injury was suffered by all shareholders equally. Id. at 221, 620 N.E.2d at
238. This analysis is inapplicable here, where Gotham has pled particularized injury. The other cases cited by First Union also involved equal injury to all shareholders. See Russell v. United Missionary Baptist Church 1994), 92 Ohio App.3d 736, 637 N.E.2d 82 (election violated constitution); Abrahamson v. Waddell
(1992),  63 Ohio Misc.2d 270, 271, 624 N.E.2d,  1118,  1119 (injury suffered by all shareholders). In contrast, in Palmer v. Fox Software, 107 F.3d 415 (6th Cir.), cert. denied, 118 S. Ct. 162
(1997), the Sixth Circuit in fact construed one of the counts of the complaint there "broadly" to allege a claim of separate injury to plaintiff, even though on its face the count, which alleged attorney malpractice, "claims no injury to [plaintiff] separate and distinct from that to the corporation." The claims found to be derivative as pled in Palmer were allegations of misappropriation of corporate opportunity - quite distinct from the breach of fiduciary duty claim Gotham has pled.

      In short, the claims found to be derivative in these cases are a far cry from Gotham's well-pled claim of entrenchment-driven, discriminatory breaches of fiduciary duty. Indeed, the core of Count V is that First Union has singled Gotham out for harassing treatment and withholding of the right to even submit a proxy on any one of its more than 2 million shares. Consequently, Gotham's breach of fiduciary duty claim should be considered a direct claim, and First Union's Motion to Dismiss should be denied.

      Finally, First Union claims that it does not owe Gotham any fiduciary duties. First Union conveniently ignores Thompson v. Central Ohio Cellular, Inc. (1994), 93 Ohio App.3d 530, 540, 639 N.E.2d 462, 468 (Nugent, J.), which provides that "[i]t is axiomatic that corporations . . . occupy a fiduciary relationship with corporate shareholders." First Union's argument is without merit, and its Motion to Dismiss should be denied.

                            CONCLUSION
                            ----------

      First Union has aptly demonstrated what Gotham has argued all along: this case belongs in the federal court. The federal court has jurisdiction over all the claims in this case and can dispose of all the issues. Accordingly, this Court should stay this action pending resolution of the federal action.

      In addition, for all the foregoing reasons, this Court should deny First Union's Motion to Dismiss Counts IV and V of Gotham's Counterclaim.

     Alternatively, Gotham respectfully requests leave to submit a Second Amended Answer and Counterclaim and a motion to amend should the Court conclude otherwise. See Ohio Rule of Civil Procedure 15(a) (leave to amend "shall be freely given when justice so requires"); Peterson v. Teodosio (1973), 34 Ohio St.2d 161, 297 N.E.2d 113, paragraph 6 of the syllabus ("[i]t is an abuse of discretion for a court to deny a motion, timely filed, seeking leave to file an amended complaint, where it is possible that [the party] may state a claim upon which relief may be granted and no reason otherwise justifying denial of the motion is disclosed").
                               Respectfully submitted,


OF COUNSEL:
                               /s/ David C. Weiner
                               -------------------------
                               David C. Weiner (0013351)
                               Michael J. Garvin (0025394)
HAHN LOESER & PARKS LLP
                               3300 BP America Building
                               200 Public Square
                               Cleveland, Ohio 44114-2301
                               (216) 621-0150

                               Attorneys for Defendants
OF COUNSEL:

Alexander R. Sussman
John C. Sullivan
FRIED, FRANK, HARRIS, SHRIVER
  & JACOBSON
25th Floor
One New York Plaza
New York, New York 10004-1980
(212) 859-8000

                       CERTIFICATE OF SERVICE
                       ----------------------

      I hereby certify that a copy of the foregoing was served by messenger upon Frances Floriano Goins, Squire, Sanders & Dempsey
L.L.P.,  4900  Key  Tower,  127  Public  Square,   Cleveland,  Ohio
44114-1304, attorneys for plaintiff, this 25th day of February, 1998.

                               /s/ Thomas A. Cunniff
                               ------------------------------------
                               One of the Attorneys for Defendants